EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES EXCHANGE FOR PREVIOUSLY ISSUED NOTES

FORT WORTH, TEXAS, AUGUST 23, 2004 – RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it is offering to exchange $100 million of its 7-3/8% Senior Subordinated Notes due 2013, which were privately placed on June 25, 2004, for a like principal amount of 7-3/8% Senior Subordinated Notes due 2013 that have been registered under the Securities Act of 1933.

The terms of the new registered notes are essentially identical to the original $100 million of notes. The offering will expire at 5:00 p.m. Eastern Standard Time on September 24, 2004, unless otherwise extended by the Company. JP Morgan Trust Company, N.A. will serve as exchange agent for the exchange offer. The offering is not conditioned upon any minimum principal amount of notes being tendered for exchange. The exchange offer will be made by means of a prospectus.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the senior subordinated notes or any other security of the Company. The senior subordinated notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and were only offered only to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the senior subordinated notes issued may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Appalachian, Permian, Midcontinent and Gulf Coast regions of the United States.

2004-27

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com